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                                                                     EXHIBIT 5.1

                                                                     -----------
                                December 7, 1999

Del Laboratories, Inc.
178 EAB Plaza
Uniondale,  New York 11556

                             DEL LABORATORIES, INC.
                 400,000 SHARES OF COMMON STOCK, $1.00 PAR VALUE

Dear Sirs:

          We have acted as counsel to Del Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 400,000 shares (the "Shares") of Common Stock, $1.00 par value, of the Company for issuance pursuant to the Company's 1994 Stock Plan, as amended and restated (the "Plan").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

          Based upon the foregoing, we are of the opinion that the issuance and sale of the Shares pursuant to the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

          We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company to register the Shares. In giving consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ O'Sullivan Graev & Karabell, LLP